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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                               (Amendment No. 1)*

                                  Anesta Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    034603100
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                                 (CUSIP Number)

                                  June 22, 2000
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             (Date of Event which Requires Filing of this Statement)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages
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CUSIP No. 034603100
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Abbott Laboratories
                  IRS Identification No. 36-0698440
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a)      [  ]
         (b)      [  ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
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NUMBER OF                  5.       SOLE VOTING POWER
SHARES                              537,840
BENEFICIALLY                        --------------------------------------------
OWNED BY EACH              6.       SHARED VOTING POWER
REPORTING PERSON WITH               0
                                    --------------------------------------------
                           7.       SOLE DISPOSITIVE POWER
                                    537,840
                                    --------------------------------------------
                           8.       SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         537,840

--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
         INSTRUCTIONS)     [  ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.02% (see Item 5 below)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
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The following information amends and supplements the original Schedule 13G filed by Abbott Laboratories on February 10, 1995.



Item 1(a)         Name of Issuer:

                  Anesta Corp.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  4745 Wiley Post Way
                  Salt Lake City, UT 84116

Item 2(a)         Name of Persons Filing:

                  Abbott Laboratories

Item 2(b)         Address of Principal Business Office:

                  100 Abbott Park Road
                  Abbott Park, Illinois  60064-6049

Item 2(c)         Citizenship:

                  Illinois.

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.001 per share

Item 2(e)         CUSIP Number:

                  034603100

Item 4.           Ownership

                  Reference is hereby made to Items 5-9 and 11 of page 2 of this
Schedule 13G, which Items are incorporated by reference herein.

Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].


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Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 27, 2000       Abbott Laboratories



                           By:  /s/ Gary P. Coughlan
                                ------------------------------------------------
                                Gary P. Coughlan, Senior Vice President, Finance and Chief Financial Officer


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